Exhibit 4.1

00000044601 G210/01 CAPITA TEAR HERE SHARE CERTIFICATE G210/01 CERTIFICATE NO. L/A CODE INVESTOR CODE DATE AMOUNT IN FIGURES GW Pharmaceuticals plc (Incorporated in England and Wales under the Companies Act 1985 with registered number 4160917) THIS IS TO CERTIFY that the undermentioned is/are the registered holder(s) of Ordinary Shares of 0.1p each fully paid in GW Pharmaceuticals plc subject to the Articles of Association of the Company. NAME(S) OF HOLDER(S) AMOUNT IN WORDS THIS CERTIFICATE HAS BEEN DULY ISSUED AND AUTHORISED BY THE COMPANY IN ACCORDANCE WITH ITS ARTICLES OF ASSOCIATION. NOTE: Any change in the ownership of the above (either in total or in part) will be registered only if both the transfer and this certificate are lodged with the Company's Registrar. Capita Registrars, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 ATLI. THIS DOCUMENT IS VALUABLE AND SHOULD BE KEPT IN A SAFE PLACE